SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------

                                SCHEDULE 13G/A
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)


                          Mechanical Technology, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $1.00 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   583538103
-------------------------------------------------------------------------------
                                (CUSIP Number)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:
         [X]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                 -------------------------------
CUSIP No.  583538103                13G/A           Page 2 of 7 Pages
-----------------------------                 -------------------------------

-------- -----------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fletcher Asset Management, Inc.
-------- -----------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                               (b) [ ]

-------- -----------------------------------------------------------------------
  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION               Delaware

--------------------------- ------ ---------------------------------------------
                             5.    SOLE VOTING POWER        3,060,942

        NUMBER OF           ------ ---------------------------------------------
         SHARES              6.    SHARED VOTING POWER      0
      BENEFICIALLY
        OWNED BY            ------ ---------------------------------------------
          EACH               7.    SOLE DISPOSITIVE POWER   3,060,942
       REPORTING
      PERSON WITH           ------ ---------------------------------------------
                             8.    SHARED DISPOSITIVE POWER 0

--------------------------- ------ ---------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                   3,060,942

-------- -----------------------------------------------------------------------
  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  [ ]
         CERTAIN SHARES*

-------- -----------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  9.1%

-------- -----------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*                          IA

-------- -----------------------------------------------------------------------

-----------------------------                 -------------------------------
CUSIP No.  583538103                13G/A           Page 3 of 7 Pages
-----------------------------                 -------------------------------


-------- ----------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alphonse Fletcher, Jr.
-------- ----------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                             (b) [ ]

-------- ----------------------------------------------------------------------
  3.     SEC USE ONLY

-------- ----------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION United States

--------------------------- ------ ---------------------------------------------
                             5.    SOLE VOTING POWER        o

        NUMBER OF           ------ ---------------------------------------------
         SHARES              6.    SHARED VOTING POWER      0
      BENEFICIALLY
        OWNED BY            ------ ---------------------------------------------
          EACH               7.    SOLE DISPOSITIVE POWER   0
       REPORTING
      PERSON WITH           ------ ---------------------------------------------
                             8.    SHARED DISPOSITIVE POWER 0

--------------------------- ------ ---------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                   3,060,942

-------- -----------------------------------------------------------------------
  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  [ ]
         CERTAIN SHARES*

-------- -----------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  9.1%

-------- -----------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*                          HC

-------- -----------------------------------------------------------------------

Item 1(a).              Name of Issuer:
----------              --------------

                        Mechanical Technolgy, Inc.

Item 1(b).              Address of Issuer's Principal Executive Offices:
----------              ------------------------------------------------

                        431 New Karner Road

                        Albany, New York 12205

Item 2(a).              Names of Persons Filing:
----------              -----------------------

                        Fletcher Asset Management, Inc. ("FAM") and Alphonse Fletcher, Jr.

Item 2(b).              Address of Principal Business Office or, if none,
----------              -------------------------------------------------
                        Residence:
                        ---------

                        HSBC Tower, 29th Floor

                        452 Fifth Avenue

                        New York, New York 10018

Item 2(c).              Citizenship:
----------              -----------

                        FAM is a corporation organized under the laws of the State of Delaware. Alphonse Fletcher, Jr. is a citizen of the United States.

Item 2(d).              Title of Class of Securities:
----------              ----------------------------

                        Common Stock, $1.00 par value

Item 2(e).              CUSIP Number:
----------              ------------

                        583538103

Item 3.                 If this statement is filed pursuant to Rule 13d-1(b),
-------                 -----------------------------------------------------
                        or Rule 13d-2(b) or (c), check whether the
                        ------------------------------------------
                        person filing is a:
                        ------------------

         (a)            [ ]      Broker or dealer registered under Section 15
                                 of the Exchange Act;

         (b)            [ ]      Bank as defined in Section 3(a)(6) of the
                                 Exchange Act;

         (c)            [ ]      Insurance company as defined in Section
                                 3(a)(19) of the Exchange Act;

         (d)            [ ]      Investment company registered under Section 8
                                 of the Investment Company Act;

         (e)            [X]      An investment adviser in accordance with
                                 Rule 13d-1(b)(1)(ii)(E);

         (f)            [ ]      An employee benefit plan or endowment fund in
                                 accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)            [X]      A parent holding company or control person in
                                 accordance with Rule 13d-1(b)(ii)(G);

         (h)            [ ]      A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act;

         (i)            [ ]      A church plan that is excluded from the
                                 definition of an investment company under
                                 Section 3(c)(14) of the Investment Company
                                 Act; or

         (j)            [ ]      Group, in accordance with Rule
                                 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box [ ].

Item 4.                 Ownership.
-------                 ---------

         (a)            Amount Beneficially Owned:
                        --------------------------

                        3,060,942 shares

         (b)            Percent of Class:
                        -----------------

                        9.1% (based on 33,592,628 shares of Common Stock (the "Common Stock") of Mechanical Technology, Inc. (the "Company") consisting of (i) 30,925,201 shares reported to FAM by the Company to be outstanding as of December 31, 2005 and (ii) 2,667,427 shares of Common Stock underlying investment rights beneficially owned by FAM and Mr. Fletcher issuable within 60 days as of December 31, 2005).

         (c)            Number of shares as to which FAM has:
                        -------------------------------------

                        (i)   Sole power to vote or to direct the vote:

                                 3,060,942 shares

                        (ii)  Shared power to vote or to direct the vote:

                                 0 shares

                        (iii) Sole power to dispose or to direct the
                              disposition of:

                                 3,060,942 shares

                        (iv) Shared power to dispose or to direct the disposition of:

                                 0 shares

         The Common Stock reported to be beneficially owned consists of 393,515 shares of Common Stock and 2,667,427 shares of Common Stock issuable upon the exercise by Fletcher International, Ltd. of investment rights pursuant to Agreements, each dated as of January 26, 2004 and May 4, 2004, by and between the Company and Fletcher International, Ltd. The investment rights are exercisable within 60 days as of December 31, 2005. The holdings reported reflect the shares of Common Stock issuable within 60 days as of December 31, 2005 that would have been held had the investment rights been exercised on December 31, 2005.


         The shares of Common Stock of the Company reported to be beneficially owned consist of shares of Common Stock and shares of Common Stock underlying investment rights held in one or more accounts managed by FAM (the "Accounts"), for Fletcher International, Ltd. FAM has sole power to vote and sole power to dispose of all shares of Common Stock in the Accounts. By virtue of Mr. Fletcher's position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, such shares, and, therefore, Mr. Fletcher may be deemed to be the beneficial owner of such Common Stock.

Item 5.                 Ownership of Five Percent or Less of a Class.
-------                 --------------------------------------------

                        Not Applicable

Item 6.                 Ownership of More Than Five Percent on Behalf of
-------                 ------------------------------------------------
                        Another Person.
                        --------------

                        This Schedule 13G/A Amendment No. 1 is filed by FAM, which is an investment adviser registered under
                        Section 203 of the Investment Advisers Act of 1940, as amended, with respect to the shares of Common Stock and investment rights held at December 31, 2005 in the Accounts managed by FAM. By reason of the provisions of Rule 13d-3 under the Act, FAM and Mr. Fletcher may each be deemed to own beneficially the shares of Common Stock held in the Accounts. The Accounts have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Stock purchased for its account.

Item 7.                 Identification and Classification of the Subsidiary
-------                 ---------------------------------------------------
                        Which Acquired the Security Being Reported on By
                        ------------------------------------------------
                        the Parent Holding Company.
                        --------------------------

                        This Schedule 13G is filed by FAM and Mr. Fletcher.

Item 8.                 Identification and Classification of Members of the
-------                 ---------------------------------------------------
                        Group.
                        -----

                        Not Applicable

Item 9.                 Notice of Dissolution of Group.
-------                 ------------------------------

                        Not Applicable

Item 10.                Certifications.
--------                --------------

                        By signing below Fletcher Asset Management, Inc. and Alphonse Fletcher, Jr. certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     February 13, 2006

                                    Fletcher Asset Management, Inc.


                                    By: /s/ Peter Zayfert
                                       -------------------------------------
                                       Name:  Peter Zayfert
                                       Title: Authorized Signatory


                                    Fletcher Asset Management, Inc.


                                    By: /s/ Patrick Huvane
                                       -------------------------------------
                                       Name:  Patrick Huvane
                                       Title: Authorized Signatory


                                    Alphonse Fletcher, Jr., in his individual capacity


                                    By: /s/ Denis J. Kiely
                                        ------------------------------------
                                        Name: Denis J. Kiely for Alphonse
                                              Fletcher, Jr.
                                        *By Power of Attorney, dated
                                        February 14, 2001, attached as
                                        Exhibit A hereto.

                                                                    Exhibit A
                               Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below revokes all prior Power of Attorney and appoints Denis J. Kiely to act severally as attorney-in-fact for the undersigned solely for the purpose of executing reports required under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission thereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

Signed:  /s/ Alphonse Fletcher Jr.
         -------------------------
         Alphonse Fletcher Jr.

Dated:  February 14, 2001